SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                              ---------------

                                SCHEDULE 13G

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B) AND (C) AND
               AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)



                            CENDANT CORPORATION
                -------------------------------------------------
                              (NAME OF ISSUER)



                  Common Stock, Par Value $ .01 Per Share
                -------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)



                                151313-1-03
                -------------------------------------------------
                               (CUSIP NUMBER)

                             December 17, 1997
          --------------------------------------------------------
          (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            /_/     Rule 13d-1(b)
            /_/     Rule 13d-1(c)
            /X/     Rule 13d-1(d)






CUSIP NO. 151313-103                       13G
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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Henry R. Silverman
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
      N/A                                                            (b) |_|
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
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    NUMBER OF       5  SOLE VOTING POWER
     SHARES                                        46,300,002*
  BENEFICIALLY      6  SHARED VOTING POWER
    OWNED BY
      EACH          7  SOLE DISPOSITIVE POWER
    REPORTING                                      46,300,002*
     PERSON
      WITH          8  SHARED DISPOSITIVE POWER
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              46,300,002*
-----------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*|_|
                                                               N/A
-----------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  5.5%
-----------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON
                                  IN
-----------------------------------------------------------------------------

------------
  *  Represents shares underlying currently exercisable options.




ITEM 1(a).                  Name of Issuer:  Cendant Corporation

ITEM 1(b).                  6 Sylvan Way
                            Parsippany, New Jersey 07054

ITEM 2(a).                  Name of Person Filing:

                            Henry R. Silverman

ITEM 2(b). Address of Principal Business Office or, if none, Residence:

                            712 Fifth Avenue, 41st Floor
                            New York, New York 10019

ITEM 2(c).                  Citizenship

                            U.S.A.
ITEM 2(d).                  Title of Class of Securities:

                            Common Stock, par value $ .01 per share

ITEM 2(e).                  CUSIP Number:

                            151313-1-03

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;
      (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act; (c) o Insurance company as defined in Section 3(a)(19) of the Exchange Act;
      (d) |_| Investment company registered under Section 8 of the Investment Company Act;
      (e) |_| An investment adviser in accordance with Rule 13d-1 (b) of the Investment Company Act;
      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G;)
      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
      (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check
this box.   |_|




ITEM 4.  OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount Beneficially Owned:

                  46,300,002*

            (b)   Percent of Class

                  5.5%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        46,300,002*

                  (ii)  Shared power to vote or to direct the vote;

                  (iii) Sole power to dispose or to direct the disposition of:

                        46,300,002*

                  (iv) Shared power to dispose or to direct the disposition of:


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON:

            Not Applicable

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
            WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
            PARENT HOLDING COMPANY:

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
            GROUP:

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not Applicable

ITEM 10.    CERTIFICATION:

            Not Applicable

--------------
   *  Represents shares underlying currently exercisable options.



                              SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






                                    /s/ Henry R. Silverman
                                    --------------------------
                                 By:   Henry R. Silverman



Date:  April 6, 1998